EXHIBIT 8.1

             [Akin, Gump, Strauss, Hauer & Feld, L.L.P. letterhead]

                                 July ___, 2002

                                                        DRAFT. Subject to review
                                                           and comment by AGSH&F
                                                         Legal Opinion Committee

Metropolis Realty Holdings LLC
c/o Capital Trust, Inc.
310 Park Avenue, 14th Floor
New York, NY 10022

                  Re: Metropolis Realty Holdings LLC, Form S-4 Information Statement- Registration Statement (Commission No. 333-89142)

Dear Sirs or Madam:

      We have acted as special tax counsel for Metropolis Realty Holdings LLC (the "Company"), a Delaware limited liability company, in connection with (i) the merger of the Company with Metropolis Realty Lower Tier LLC, a Delaware limited liability company (the "Merger"), with the Company as the surviving entity in the Merger, and (ii) the preparation and filing of the related registration statement on Form S-4 (the "Registration Statement"), filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), of the offering and sale by the Company of 13,004,946 limited liability company units (the "Company Units") of the Company. Capitalized terms used herein but not defined have the same meanings as provided in the Information Statement--Prospectus.

      We hereby confirm that the discussion of the material U.S. federal income tax consequences set forth under the caption "Material U.S. Federal Income Tax Consequences - Tax Characterization of the Merger" in the Information Statement--Prospectus accurately describes the material U.S. federal income consequences of the Merger to the Company, Holdings and shareholders of the Company.

      In rendering this opinion, we have examined the Registration Statement and such other documents as we have deemed necessary or appropriate in order to enable us to render our opinion. For purposes of this opinion, we have assumed
(i) the validity and accuracy of the documents that we have examined, and (ii) that the Merger would be consummated in the manner described in the Registration Statement. The opinion expressed herein is based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters". In giving this consent, we do not thereby admit that we are within

Metropolis Realty Holdings LLC
Page 2
[July __  , 2002]

the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

                                              Very truly yours,

                                               *****DRAFT*****

                                  AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.